Exhibit 10.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of January 8, 2024, is entered into by and among TRxADE Health, Inc., a Delaware corporation, (the “Company”), (ii) Foods Merger Sub, Inc., a Delaware corporation, and wholly owned subsidiary of the Company (“Merger Sub”), and (iii) Superlatus Inc., a Delaware corporation (“Superlatus”). The Company, Merger Sub and Superlatus are each referred to herein individually as a “Party” and, collectively, as the “Parties.” Unless otherwise defined herein, all defined terms used in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of June 30, 2023, which was amended and restated on July 14, 2023 (the “Merger Agreement”);

WHEREAS, under the terms of the Merger Agreement, at the closing shareholders of Superlatus received an aggregate 30,821,941 shares of the Company’s common stock at $7.30 per share, which was comprised of: (i) 136,441 shares of common stock of the Company, representing 19.9% of the total issued and outstanding common stock of the Company after the consummation of the Merger Agreement, and (ii) 306,855 shares of Company’s Series B Preferred Stock, par value $0.00001 per share, with a conversion ratio of 100 to one; and

WHEREAS, Superlatus was not able to meet the post-closing condition of acquiring Prestige Farms, Inc. (the “Prestige Acquisition”) as set forth in in the Merger Agreement and is now in material breach of its obligations under the Merger Agreement; and

WHEREAS, to avoid litigation the Parties desire to amend the Merger Agreement whereby Superlatus will surrender a certain portion of the Merger Consideration (as defined below) and the Company will release Superlatus from its breach of the Merger Agreement regarding the Prestige Acquisition; and

WHEREAS, Section 11.2 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parties.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

1.	Definitions. The Definitions of Merger Agreement are hereby amended as follows:

“Company Equity Value” means $12,500,00.00.

2.	Amendment to Section 2.6(a)(ii). Section 2.6(a.)(ii) is hereby amended and restated as follows:

“collectively, the Company’s shareholders shall be entitled to an aggregate of 1,712,328 shares of MEDS Common Stock at $7.30 per share, which is comprised of (i) 136,441 shares of MEDS Common Stock, representing 19.99% of the total issued and outstanding MEDS Common Stock at Closing, and (ii) 15,759 shares issued as a new class of MEDS non-voting convertible preferred stock with a conversion ratio of 100 (the “Merger Consideration”).”

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3.	Surrender of Merger Consideration. Based on the adjusted Company Equity Value given Superlatus’ inability to close the Prestige Acquisition, and to cure the material breach of its obligations under the Merger Agreement, Superlatus will surrender back to the Company 289,731 shares of the Company’s non-voting convertible preferred stock. Notwithstanding anything to the contrary herein, the Company hereby represents and warrants that surrender of shares provided herein shall not cause Superlatus to default on its obligations to Sapentia and that to the extent the surrender of shares provided herein, affects Superlatus’ obligations under the purchase agreement for the purchase of Sapentia, the Company shall issue a sufficient number of shares to allow Superlatus to comply with such obligations under the purchase of Sapentia.

4.	Additional Acquisitions and Shares.

a.	The Company hereby agrees to provide all reasonable assistance and cooperation (which assistance and cooperation may include and will not be limited to the issuance of additional shares of Company shares to Superlatus or its shareholders) to complete any acquisition or financing transactions proposed by Superlatus in the three (3) month period commencing on the date of the execution of this Amendment as long as such terms are favorable to the Company and pursuant to a third party valuation or fairness opinion that is satisfactory to the board of directors of Company, which shall not be unreasonably withheld. The acquisitions or financings referenced in this section are hereby referred to as the “Transactions”.

b.	Notwithstanding anything to the contrary herein, upon conclusion of each Transaction, the Company shall issue additional shares until the Superlatus shareholders have an amount of shares equal to the amount of shares as provided for in the Merger Agreement.

5.	General Release. Upon surrender of the Merger Consideration back to the Company, and upon execution of this Amendment, the Company, on behalf of itself, its heirs, successors, officers, directors, shareholders, boards, agents and representatives, waive, release and discharge Superlatus including its heirs, successors, officers, directors, shareholders, boards, agents and representatives from all known and unknown claims, demands, causes of action, attorney’s fees, costs, or expenses regarding Superlatus’ breach of the Merger Agreement relating to the Prestige Acquisition; provided, however that nothing in this Paragraph waives or releases any claims arising out of a breach of this Amendment.

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6.	Miscellaneous.

a. Except as expressly modified hereby, the Merger Agreement and all obligations thereunder shall remain unmodified and in full force and effect. To the extent any provisions of this Amendment are inconsistent with any provisions set forth in the Merger Agreement, the provisions of this Amendment shall govern and control.

b. The laws of the State of Delaware (without regard to conflicts of law) shall govern the validity, construction, enforcement, and interpretation of this Amendment.

c. Invalidation of any one section or provision of this Amendment by judgment or court order shall in no way affect any other section or provision thereof. Failure of any Party to this Amendment to insist on the full performance of any of its provisions by the other Party (or Parties) shall not constitute a waiver of such performance unless the Party failing to insist on full performance of the provision declares in writing signed by it that it is waiving such performance. A waiver of any breach under this Amendment by any Party, unless otherwise expressly declared in writing, shall not be a continuing waiver or waiver of any subsequent breach of the same or other provision of this Amendment.

d. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument. In addition, properly executed, authorized signatures may be transmitted via facsimile, email in portable document format (.pdf), or other electronic transmission intended to preserve the original graphic appearance of a document and upon receipt shall constitute an original signature.

e. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby

[signature page follows]

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IN WITNESS WHEREOF, each Party has caused this Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

Superlatus:

SUPERLATUS INC.

By:
Name:
Title:

The Company:

TRXADE HEALTH, INC.

By:
Name:
Title:

Merger Sub:

FOODS MERGER SUB, INC.

By:
Name:
Title:

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